Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Travis Parman

(248) 433-4533

Email: travis.parman@pultegroup.com

PulteGroup Names Robert O’Shaughnessy Executive Vice President and CFO

BLOOMFIELD HILLS, Mich.—May 9, 2011— PulteGroup, Inc. (NYSE:PHM) has named Robert “Bob” O’Shaughnessy Executive Vice President and Chief Financial Officer. O’Shaughnessy will report directly to Richard J. Dugas, Jr., Chairman, President and Chief Executive Officer, and will be responsible for the corporate accounting, treasury, tax, investor relations, audit, information technology and asset management functions including the mortgage and title company.

O’Shaughnessy joins PulteGroup from Penske Automotive Group where he had served as Executive Vice President and Chief Financial Officer since 2007, leading a global team of about 1,000 professionals. He had held a number of financial roles with increasing responsibility at the firm since 1997, including Senior Vice President and Controller.

“Bob is a proven leader who has demonstrated operational expertise,” said Richard J. Dugas, Jr., PulteGroup Chairman, President and Chief Executive Officer. “He led a transformational team that drove significant growth at Penske Automotive Group, helping the company to weather the recent economic downturn and emerge an even stronger player in a highly competitive industry. With nearly 25 years of finance experience and a solid grounding in public accounting, Bob brings a broad range of expertise to PulteGroup from which our entire operation will benefit.”

O’Shaughnessy will start on May 31, assuming the CFO position from Roger Cregg who earlier this year announced his plans to retire. Mr. Cregg will retire from PulteGroup effective May 27.

O’Shaughnessy earned a B.S. in accounting from Lehigh University. He began his career in the New York office of Ernst & Young.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM) based in Bloomfield Hills, Mich., is America’s premier home building company with operations in 60 markets throughout 28 states. The Company has an unmatched capacity to meet the needs of multiple buyer segments through its brand portfolio that includes Pulte Homes, Centex and Del Webb. As the most awarded homebuilder in customer satisfaction, the brands of PulteGroup have consistently ranked among the nation’s top homebuilders as surveyed by third-party, independent national customer satisfaction studies.

For more information about PulteGroup, Inc. and PulteGroup brands, see media.pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com

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